CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

October [●], 2010

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Chindex International, Inc. (the “Company”) to be held at the offices of the Company at 4340 East West Highway, Suite 1100, Bethesda, Maryland 20814, on Wednesday, November 17, 2010 at 10:00 a.m., local time.  The matters to be acted upon at that meeting are set forth and described in the Notice of Special Meeting and Proxy Statement that accompany this letter.  We request that you read these documents carefully.

We hope that you plan to attend the meeting.  However, if you are not able to join us, we urge you to exercise your right as a stockholder and vote.  Please promptly sign, date and return the enclosed proxy card in the accompanying postage prepaid envelope.  You may, of course, attend the Special Meeting of Stockholders and vote in person even if you have previously mailed your proxy card.

Sincerely,

ROBERTA LIPSON Chief Executive Officer

IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE.

CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 17, 2010

To the Stockholders of Chindex International, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Meeting”) of Chindex International, Inc. (the “Company”) will be held at the offices of the Company at 4340 East West Highway, Suite 1100, Bethesda, Maryland 20814, on Wednesday, November 17, 2010 at 10:00 a.m., local time, to consider and act upon the following matters:

1.   To approve the sale to Fosun Industrial Co., Limited or an affiliate thereof of up to 1,057,425 shares of Company common stock, par value $.01 per share, at the purchase price of $15 per share.

2.   To approve an amendment to the Company’s 2007 Stock Incentive Plan to increase the number of shares which may be issued under such plan by 600,000 shares.

3.   To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Information regarding the matters to be acted upon at the Meeting is contained in the accompanying Proxy Statement.  The close of business on September 29, 2010 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

ELYSE BETH SILVERBERG Secretary

Bethesda, Maryland
October [●], 2010

All stockholders are cordially invited to attend the Meeting in person.  Whether or not you attend the Meeting, it is important that your shares be represented at the Meeting.  Each stockholder is urged to sign, date and return the enclosed proxy card, which is being solicited on behalf of the Board of Directors.  An envelope addressed to the Company’s transfer agent is enclosed for that purpose and needs no postage if mailed in the United States.

PROXY STATEMENT TABLE OF CONTENTS

BACK

CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

_____________________

PROXY STATEMENT
_____________________

General

This Proxy Statement is furnished to the holders of common stock, par value $.01 per share (“Common Stock”), and Class B Common Stock, par value $.01 per share (“Class B Common Stock”), of Chindex International, Inc. (the “Company”) in connection with the solicitation by and on behalf of its Board of Directors of proxies (“Proxy” or “Proxies”) for use at the Special Meeting of Stockholders (the “Meeting”) to be held at the offices of the Company at 4340 East West Highway, Suite 1100, Bethesda, Maryland 20814, on Wednesday, November 17, 2010 at 10:00 a.m., local time, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders.  This Proxy Statement is first being mailed on or about October [●], 2010.

Proposals To Be Voted On and the Board’s Voting Recommendations

You are being asked to vote on the following proposals:

1.
Approval of the sale to Fosun Industrial Co., Limited (the “Investor”) or an affiliate thereof of up to 1,057,425 shares of Common Stock at the purchase price of $15 per share (the “Fosun Transaction”).

2.	Approval of an amendment to the Company’s 2007 Stock Incentive Plan to increase the number of shares which may be issued under such plan by 600,000 shares.

The Board recommends a vote “FOR” each of these proposals.

If you properly specify how a Proxy is to be voted, it will be voted accordingly.  If you sign a proxy card or voting instruction form but do not provide voting instructions, it will be voted (1) in accordance with the Board’s recommendation as described in the previous paragraph, and (2) at the discretion of the Proxy holders, with regard to any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

Revocability of Proxies

You may revoke a Proxy at any time before the Meeting by filing with Elyse Beth Silverberg, the Secretary of the Company, at the address set forth above, an instrument of revocation or a duly executed Proxy bearing a later date, or by attending the Meeting and electing to vote in person.  Attending the Meeting will not, in and of itself, constitute revocation of a Proxy.

Outstanding Shares

The Board of Directors has fixed the close of business on September 29, 2010 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.  As of the Record Date, there were [●] shares of Common Stock and 1,162,500 shares of Class B Common Stock outstanding; provided that, for reasons described below, for purposes of the approval of the Fosun Transaction, which we refer to as “Proposal 1,” none of the shares of Common Stock issued or issuable pursuant to the Stock Purchase Agreement (as such term is defined below) shall be counted in any respect.  As a result, [●] shares of Common Stock and 1,162,500 shares of Class B Common Stock will be counted for purposes of Proposal 1. The shares of Class B Common Stock are convertible at any time at the option of the holder and automatically upon the occurrence of certain circumstances into shares of Common Stock on a one-for-one basis.

Quorum

Conducting business at the Meeting requires a quorum.  For a quorum to exist, stockholders representing a majority of the votes entitled to be cast must be present in person or represented by Proxy.  Proxies submitted that contain abstentions or broker non-votes will be deemed present at the Meeting for purposes of determining the presence of a quorum.  A broker non-vote occurs when a broker cannot exercise discretionary voting power and has not received instructions from the beneficial owner.

If a quorum is not present or represented at the Meeting, then the stockholders entitled to vote who are present in person or by Proxy shall have the power to adjourn the meeting from time to time until a quorum is present.  If the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, then no further notice of the adjourned meeting need be given.  If any matter not described in this Proxy Statement is properly presented at the Meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares.  This includes a motion to adjourn or postpone the Meeting to solicit additional Proxies.

Voting

When voting together, each holder of Common Stock is entitled to one vote for each share held by such holder and each holder of Class B Common Stock is entitled to six votes for each share held by such holder.  The Company’s certificate of incorporation provides that the Common Stock and the Class B Common Stock vote together as a single class on all matters on which they may vote, including Proposal 1 and Proposal 2, except when class voting is required by law.

You may vote either in person at the Meeting or by Proxy.  The accompanying proxy card (or the electronic equivalent thereof) is designed to permit each holder of Common Stock as of the close of business on the Record Date to vote on each of the matters to be considered at the Meeting.  If your shares are registered in the name of a bank or brokerage firm, you may be able to vote your shares over the Internet or by telephone.  A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone.  If your bank or brokerage firm is participating in such a program, your voting form will provide instructions.  If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided by your bank or brokerage firm.

A stockholder is permitted to vote in favor of or against or to abstain from voting with respect to the approval of each of Proposal 1 and the proposal to approve the amendment to the 2007 Stock Incentive Plan (which we refer to as “Proposal 2”).

Under NASDAQ Marketplace Rule 5635(e)(4), the affirmative vote of a majority of the total votes cast on the respective proposal, in person or by Proxy, is required for approval of each of Proposal 1 and Proposal 2.  For such proposals, abstentions and broker non-votes are not considered votes cast and, consequently, will have no effect on the vote on the matter, but are counted in determining a quorum.  Under current rules of the New York

BACK

Stock Exchange to which its members are subject, Proposal 1 is considered a “discretionary” item upon which brokerage firms holding shares of common stock in “street name” may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and Proposal 2 is considered a “non-discretionary” item for which a broker may not vote shares held in “street name” without instructions from the beneficial owner.

All outstanding shares other than the 933,022 shares of Common Stock issued by the Company to the Investor at the First Closing (as defined below) pursuant to the Stock Purchase Agreement are eligible to vote on Proposal 1 and all outstanding shares are eligible to vote on Proposal 2.

Results of Voting

The results of the voting will be announced at the Meeting.  We will also publish the results in a Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”).

Costs of Proxy Solicitation

The cost of preparing and mailing this Proxy Statement and accompanying materials will be borne by the Company.  The Company also will reimburse brokers who are holders of record of Common Stock for their expenses in forwarding Proxies and Proxy soliciting material to the beneficial owners of such shares.  In addition to the use of the mails, Proxies may be solicited without extra compensation by directors, officers and employees of the Company by telephone, telecopy, telegraph or in person.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on November 17, 2010

This Proxy Statement for the Special Meeting of Stockholders to be held on November 17, 2010 is available at http://ir.chindex.com/ProxyMaterials-2010.cfm.

BACK

THE FOSUN TRANSACTION

Description of the Fosun Transaction

On June 14, 2010, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Fosun Industrial Co., Limited (the “Investor”) and Shanghai Fosun Pharmaceutical (Group) Co., Ltd (the “Warrantor”).  Pursuant to the Stock Purchase Agreement, the Company agreed to issue and sell to Investor in two separate transactions up to an aggregate of 1,990,447 shares of the Company’s Common Stock (representing approximately 10% of all outstanding Common Stock after such sale, based on the number of outstanding shares as of the date of the Stock Purchase Agreement) at a purchase price of $15 per share, for an aggregate purchase price of approximately $30.0 million, the net proceeds of which are expected to be used, among other things, to continue expansion of the Company’s United Family Healthcare network.

The Stock Purchase Agreement provides for the sale of the shares of Common Stock to the Investor in two separate and unrelated closings.  The first closing (the “First Closing”), which occurred on August 27, 2010, related to 933,022 shares at $15 per share and increased the Investor’s ownership of Common Stock to 3,157,163 shares, representing 19.9% of all outstanding shares of Common Stock.  The second closing (the “Second Closing”) relating to the purchase of 1,057,425 shares at $15 per share is subject to the consummation of a joint venture (the “Joint Venture”) between the parties to be comprised of the Company’s Medical Products division and certain of Investor’s medical device businesses in China.  The Second Closing will depend on, among other things, the time required to consummate the Joint Venture.  The terms of the Joint Venture are outlined in a term sheet contained in the Stock Purchase Agreement and remain subject to the negotiation and execution of definitive agreements.  The Joint Venture is expected to include equity participation bonus opportunities for existing Company executives in the event of a qualified initial public offering or certain other events.

The Company, the Investor and the Warrantor have entered into a stockholder agreement (the “Stockholder Agreement”).  Under the Stockholder Agreement, until the first to occur of (i) the Investor holds 5% or less of the outstanding shares of Common Stock, (ii) there shall have been a change of control of the Company as defined in the Stockholder Agreement, and (iii) the seventh anniversary of the First Closing, the Investor has agreed to vote its shares in accordance with the recommendation of the Company’s Board of Directors on any matters submitted to a vote of the stockholders of the Company relating to the election of directors and compensation matters and with respect to certain Proxy or consent solicitations.  The Stockholder Agreement also contains standstill restrictions on the Investor generally prohibiting the purchase of additional securities of the Company.  The standstill restrictions terminate on the same basis as does the voting agreement above, except that the 5% standard would increase to 10% upon the Second Closing.  In addition, the Stockholder Agreement contains a lock-up restricting sales by the Investor of its shares of the Company’s Common Stock for a period of up to five years following the date of the Stockholder Agreement, subject to certain exceptions.

Upon the Second Closing, under the Stock Purchase Agreement, the Investor will have the right to, among other things, nominate two representatives for election to the Company’s Board of Directors, which will be increased to nine members, and pledge its shares, subject to certain conditions.  In order to induce the Investor to enter into the proposed transaction and without any consideration therefor, each of the Company’s chief executive, operating and financial officers, in their capacities as stockholders of the Company, has agreed to certain limitations on his or her right to dispose of shares of the Company’s Common Stock and to vote for the Investor’s board nominees.

Under NASDAQ Marketplace Rule 5635(b) (“Rule 5635”), prior stockholder approval is required for issuances of securities that will result in a “change of control” of the issuer, as contemplated by Rule 5635.  NASDAQ may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position of the issuer.  The issuance of the 1,057,425 shares of Common Stock at the Second Closing pursuant to the Stock Purchase Agreement may be deemed such a change of control for purposes of Rule 5635 as it would increase the Investor’s ownership percentage to 25%, absent any other Company issuances.  The Company seeks your approval of Proposal 1 in order to satisfy the requirements of Rule 5635 with respect to the proposed sale of shares at the Second Closing.

BACK

PROPOSAL 1

APPROVAL OF THE FOSUN TRANSACTION

Under NASDAQ Marketplace Rule 5635, prior stockholder approval is required for issuances of securities that will result in a “change of control” of the issuer, as contemplated by Rule 5635.  NASDAQ may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position of the issuer.  The issuance of the 1,057,425 shares of Common Stock at the Second Closing pursuant to the Stock Purchase Agreement may be deemed such a change of control for purposes of Rule 5635 as it would increase the Investor’s ownership percentage to 25%, absent any other Company issuances.  The Company seeks your approval of Proposal 1 in order to satisfy the requirements of Rule 5635 with respect to the proposed sale of shares at the Second Closing.

Subject to the approval of Proposal 1 by stockholders as submitted hereby, it is anticipated that the Second Closing would occur promptly after the consummation of the Joint Venture.  In the event that Proposal 1 is not approved by stockholders as submitted hereby, then the Second Closing would not occur as currently contemplated by the Stock Purchase Agreement and there would be no alternative outcome with respect thereto.

None of the Company’s directors, officers or their associates has any interest, directly or indirectly, in the Fosun Transaction.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

BACK

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE
CHINDEX INTERNATIONAL, INC. 2007 STOCK INCENTIVE PLAN

You are being asked to approve an amendment to our 2007 Stock Incentive Plan (the “2007 Plan”).  The plan currently authorizes the issuance of one million shares of our common stock (plus any unused shares previously authorized under the Company’s 2004 Stock Incentive Plan) to be granted as awards.  You are being asked to approve an amendment to increase the number of shares that may be issued under the plan by an additional 600,000 shares.  No other change to the 2007 Plan is being made at this time.  The plan provides for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards, as well as cash awards, with broad discretion given to the Board of Directors or the Compensation Committee to determine the terms and conditions of awards.  The plan is intended to permit the grant of awards that qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, as well as awards that do not qualify.  The plan is more fully described on the following pages.

Approval of the plan requires the affirmative vote of a majority of the votes cast in person or by proxy on the proposal.  shares present in person or represented at the meeting and entitled to vote on the proposal.  Abstentions and broker non-vote are not considered votes cast, and consequently will have no effect on the vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

Description of the 2007 Stock Incentive Plan

Purpose.  The purpose of the 2007 Plan is to enable the Company to attract and retain employees, directors, and consultants by providing them with an additional incentive to increase the value of Chindex stock and thereby strengthen the mutuality of interests between award holders and our stockholders.

Eligibility.  Awards may be granted to current and prospective directors of the Company as well as current and prospective employees and consultants of the Company and its subsidiaries.

Administration.  The plan will be administered by a committee of the Board consisting of non-employee directors, except that the full board will administer the plan as it relates to awards to non-employee directors.  (References to the “Committee” in this description include the board with respect to non-employee director awards.)  The Committee will have the authority to establish rules and guidelines for the administration of the plan; select the individuals to whom awards are granted; determine the types of awards to be granted and the number of shares or amount of cash covered by such awards; set the terms and conditions of such awards; amend awards; interpret the plan and award documents; and make all determinations necessary for the administration of the plan.  The Committee may delegate to a committee of two or more officers the authority to grant awards other than to executive officers and directors.

Shares Available for Awards.  The aggregate number of shares which may be issued under the 2007 Plan, as proposed to be amended is 1,600,000 shares.  In addition, any shares previously authorized for grant under the Company’s 2004 Stock Incentive Plan that were available for grant on the effective date of the 2007 Plan or subsequently became or will become available as a result of forfeitures will be rolled over into the 2007 Plan.  If any shares covered by an award under the 2007 Plan are forfeited or otherwise terminated without delivery of shares, then the shares covered by that award will again be available for future awards under the plan.  Shares withheld from awards for the payment of tax withholding obligations, shares surrendered to pay the exercise price of stock options, and shares that were not issued as a result of the net exercise or net settlement of stock options or stock appreciation rights will also become available for future awards under the plan.  No individual may be granted any combination of stock options, SARs, restricted stock, RSUs, or other stock-based awards with respect to more than 200,000 shares in any fiscal year. The plan limits do not apply to any shares that may be issued under awards assumed by the

BACK

Company in a corporate acquisition or to dividend equivalents that may be awarded as part of other awards and paid in stock.

Stock Options and Stock Appreciation Rights.  The Committee may award stock options (which may be nonqualified options or incentive stock options) or stock appreciation rights, each with a maximum term of ten years.  Each stock option or SAR must have an exercise price not less than the fair market value of the Company’s stock on the date of grant.  Repricing is prohibited. The Committee will establish the vesting schedule for the award as well as the method of payment of the option exercise price, which may include cash, shares, broker-assisted cashless exercise, and net exercise.  No more than 500,000 shares may be issued with respect to incentive stock options.

Restricted Stock and Restricted Stock Units. The Committee may award restricted stock and RSUs and establish the conditions on which they vest, which may include continued employment and/or satisfaction of performance objectives.  The Committee may provide for payment of an RSU award upon vesting or at a later date.  The Committee may determine whether unvested awards entitle the holder to receive dividends or dividend equivalents, and if so, the terms on which such amounts will be paid.

Other Stock-Based Awards.  The Committee may grant other stock-based awards that are denominated or payable in shares or valued in whole or in part by reference to shares, under such terms and conditions as the Committee may determine, including a grant of fully vested shares.

Cash Awards.  The Committee may grant cash awards which entitle the award holder to receive cash upon the satisfaction of performance objectives for the performance period specified by the Committee, subject to the other terms and conditions set forth in the award.  The performance objectives and amount of the award may be stated as a range of amounts payable upon attainment of specified levels of satisfaction of the performance objectives.  The Committee may provide for payment of the award at the end of the performance period or at a later date, and may provide for dividend equivalents or other earnings to be credited on deferred amounts.  The maximum cash award which may be paid to any individual in any fiscal year (measured at the end of the performance period ending in the fiscal year, and without regard to increase in value of the award during any deferral period) is $500,000.

Performance Awards.  The Committee may designate any restricted stock, RSU, other stock-based awards, or cash awards under the Plan as performance awards which are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.  The grant or vesting of such performance awards will require the achievement of performance goals during performance periods, as specified by the Committee in accordance with Section 162(m).  Performance awards may be based on any one or more of the performance measures listed in the 2007 Plan, which may be applied to the Company as a whole or to a subsidiary, business unit, business segment or business line.  Each goal may be expressed as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies or published or special index.

Change in Control.  The Committee may provide that awards will become fully or partially vested upon a change in control and may provide that awards will be paid as soon afterwards as permitted under the tax laws.  A change in control is deemed to occur in very general terms upon (1) the acquisition of 30% or more of the Company’s voting securities, (2) the failure of the current directors (and any directors approved by them) to constitute a majority of the Company’s board, (3) a merger in which the Company’s stockholders before the transaction fail to own at least a majority of the voting power of the surviving corporation or the Company’s directors fail to constitute at least a majority of the board of the surviving corporation, (4) the sale of substantially all of the Company’s assets, and (5) stockholder approval of the liquidation of the Company.

Adjustments. In the event of certain corporate transactions or events affecting the number or type of outstanding common shares of the Company, including, for example, a recapitalization, stock split, reverse stock split, reorganization, merger, spin-off or distribution of assets, if the Committee determines that certain adjustments are required in order to prevent dilution or enlargement of benefits intended to be made available under the Plan, the Committee is required to make such adjustments.  These adjustments include changing the number and class of

BACK

shares available under the Plan; and changing the number and class of shares subject to outstanding awards and the price of shares subject to outstanding awards.

Amendment and Termination.  The Board may amend the plan from time to time. The Board will seek stockholder approval of material amendments to the plan as may be required by law, regulation or stock exchange rules. The Committee may waive conditions or amend the terms of outstanding awards, subject to certain limitations, such as the prohibition on repricing.  No award may be granted under the Plan after the tenth anniversary of stockholder approval of the Plan (which occurred on September 11, 2007) unless the Plan has been reapproved by the Company’s stockholders prior to such date.  No performance award may be granted after the Company’s annual meeting held in 2012 unless the performance objectives and other Plan provisions which require approval under Section 162(m) of the Code have been reapproved by the Company’s stockholders prior to such date.

Federal Income Tax Consequences

The following is a very general description of some of the basic tax principles that apply to awards under the 2007 Plan.  The grant of an option or stock appreciation right will create no tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply.  Upon exercise of a non-qualified option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option generally will result in capital gain or loss. Other awards under the Plan, including stock appreciation rights, restricted stock, RSUs and cash awards generally will result in ordinary income to the participant at the later of the time of delivery of cash or shares, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered shares or other property.

Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid to each of certain executive officers to $1 million per year, but allows deductions in excess of this amount for “performance-based compensation” as defined under Section 162(m).  The Company intends that options and SARs granted under the 2007 Plan will qualify as performance-based compensation under Section 162(m).  Other awards under the plan, such as restricted stock, RSUs and other stock-based awards may but need not qualify depending on the terms of the particular award, so that compensation paid to executive officers in connection with such awards may not be deductible. A number of requirements must be met in order for particular compensation to qualify as “performance-based” under 162(m), so there can be no assurance that even awards tied to achievement of performance measures will be fully deductible under all circumstances.

This general tax discussion is intended for the information of stockholders considering how to vote with respect to approval of the amendment to the 2007 Plan and not as tax guidance to participants in the Plan. Different tax rules may apply to specific participants and transactions under the Plan.

Miscellaneous

The last sales price of the Company’s stock on October [●], 2010 was $[●] as reported on The NASDAQ Global Market.

BACK

Equity Compensation Plan Information

The following table shows shares reserved for issuance for outstanding awards granted under the Company’s equity compensation plans as of March 31, 2010.  This table does not include the shares which will become available under the 2007 Stock Incentive Plan upon shareholder approval of Proposal 2.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (a)(1)	Weighted Average Exercise Price Of Outstanding Options, Warrants And Rights (b)	Number Of Securities Remaining Available For Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by stockholders:
1994 Stock Option Plan	504,176	$2.87	None
2004 Stock Incentive Plan	295,999	$4.18	None
2007 Stock Incentive Plan	915,111	$13.26	218,400	(2)
Equity compensation plans not approved by stockholders	None	None	None
Total	1,715,286		218,400	(2)

(1)
The shares shown in this column are the shares that are subject to outstanding stock options.  The table does not include shares subject to outstanding restricted stock awards because such shares are already issued, although they are subject to forfeiture.

(2)	These shares may be used for the grant of stock options, stock appreciation rights, restricted stock, and/or restricted stock units.

BACK

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the ownership of shares of the Company’s Common Stock and Class B Common Stock as of September 22, 2010 with respect to (i) holders known to the Company to beneficially own more than five percent (5%) of the outstanding Common Stock or Class B Common Stock, (ii) each director, (iii) the Company’s named executive officers for fiscal 2010 and (iv) all directors and executive officers of the Company as a group.

	Amount and Nature Of Beneficial Ownership(2)(3)				Percent of:
Name and Address of Beneficial Stockholder(1)	Common Stock(4)		Class B Common Stock(4)		Common Stock	Class B Common Stock	Combined(5)
Roberta Lipson	356,779	(6)	660,000	(7)	2.4%	56.8%	19.6%
Elyse Beth Silverberg	356,966	(8)	390,750		2.4%	33.6%	12.2%
Lawrence Pemble	218,779	(9)	111,750		1.5%	9.6%	4.0%
Julius Y. Oestreicher	157,671	(10)	0		1.1%	0%	Less than 1%
Carol R. Kaufman	31,500		0		Less than 1%	0%	Less than 1%
Kenneth A. Nilsson	67,000	(11)	0		Less than 1%	0%	Less than 1%
Holli Harris	56,487	(12)	0		Less than 1%	0%	Less than 1%
Robert C. Low	9,500	(13)	0		Less than 1%	0%	Less than 1%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	2,653,016	(14)	0		17.8%	0%	12.1%
Fosun Industrial Co., Ltd. Level 28, Three Pacific Place 1 Queen’s Road East Hong Kong, China	3,157,163	(15)	0		21.1%	0%	14.4%
All Executive Officers and Directors as a Group (8 persons)	1,254,682	(16)	1,162,500		8.1%	100.0%	36.5%
_______________

(1)	Unless otherwise indicated, the business address of each person named in the table is c/o Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, Maryland 20814.

(2)
Except as otherwise indicated, each of the parties listed has sole voting and investment power with respect to all shares indicated below.  The indicated party has voting but not investment power with respect to shares identified as unvested shares of restricted stock.

(3)	Beneficial ownership is calculated in accordance with Regulation S-K as promulgated by the SEC.

(4)	The Common Stock is entitled to one vote per share, and the Class B Common Stock is entitled to six votes per share.

BACK

(5)
Indicates percentage voting power represented by beneficial ownership when the Common Stock and Class B Common Stock vote together, based on a total of 14,942,622 shares of Common Stock and 1,162,500 shares of Class B Common Stock outstanding as of September 22, 2010.

(6)
Includes 28,877 unvested shares of restricted stock, 158,034 shares underlying options that are currently exercisable or will become exercisable within 60 days and 10,800 shares held by the Benjamin Lipson Plafker Trust, of which Ms. Lipson is a trustee.

(7)	Includes 30,000 shares held by each of the Ariel Benjamin Lee Trust, Daniel Lipson Plafker Trust and Jonathan Lipson Plafker Trust, of each of which Ms. Lipson is a trustee.

(8)	Includes 20,251 unvested shares of restricted stock and 172,911 shares underlying options that are currently exercisable or will become exercisable within 60 days.

(9)	Includes 21,251 unvested shares of restricted stock and 169,411 shares underlying options that are currently exercisable or will become exercisable within 60 days.

(10)	Includes 125,100 shares underlying options that are currently exercisable.

(11)	Includes 2,000 shares owned by Mr. Nilsson’s wife, as to which shares Mr. Nilsson disclaims beneficial ownership.

(12)	Includes 22,500 shares underlying options that are currently exercisable.

(13)	Includes 3,750 unvested shares of restricted stock and 2,000 shares underlying options that are currently exercisable.

(14)
The amount and nature of beneficial ownership of the shares held by JPMorgan Chase & Co. is based solely on a Schedule 13G/A filed with the SEC on February 2, 2009.  The Schedule 13G/A indicates that such number of shares includes 808,190 shares owned by Magenta Magic Limited c/o JPMorgan Chase Bank, N.A., 26/F Chater House, 8 Connaught Road, Central, Hong Kong.  We have no independent knowledge of the accuracy or completeness of the information set forth in the Schedule 13G/A, but have no reason to believe that such information is not complete or accurate.

(15)
The amount and nature of beneficial ownership of the shares held by Fosun Industrial Co., Ltd is based solely on a Schedule 13D filed with the SEC on August 27, 2010.  We have no independent knowledge of the accuracy or completeness of the information set forth in the Schedule 13D, but have no reason to believe that such information is not complete or accurate.

(16)	Includes 74,129 unvested shares of restricted stock and 649,956 shares underlying options that are currently exercisable or will become exercisable within 60 days.

BACK

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our compensation program is intended to:

●	attract, motivate, retain and reward employees of outstanding ability;
●	link changes in employee compensation to individual and corporate performance;
●	facilitate the development of a progressive, results-oriented high performance culture;
●	provide opportunities for employee involvement, development and meaningful contribution;
●	support the achievement of annual and long-term financial and strategic goals by rewarding employees for superior results; and
●	align employees’ interests with those of the stockholders.

The ultimate objective of our compensation program is to improve shareholder value.  In furtherance of that objective, we evaluate both performance and compensation of employees to ensure that we maintain our ability to attract and retain employees and that compensation provided to employees remains competitive relative to the compensation paid to similarly situated employees of perceived comparable companies in the marketplace.  The Company historically has believed and continues to believe that it cannot reasonably identify peer issuers on an industry or line-of-business basis principally due to the Company’s size and unique combination of two business segments: the operation of Western medicine healthcare facilities in China and the marketing, distribution and sales of medical equipment in China on behalf of manufacturers.  As such, we do not believe that we have a peer group against which to compare and from which to directly and empirically derive a basis for our compensation program.  We do, however, generally consider entities with similar equity market capitalizations in making compensation decisions.

The above policies guide the Compensation Committee of our Board of Directors (the “Committee”) in assessing the compensation to be paid to our executive officers.  The Committee endeavors to ensure that the total compensation paid to executive officers is fair, reasonable, competitive and consistent with our compensation policies.  The above policies also guide the Committee as to the proper allocation between long-term compensation, current cash compensation, and short-term bonus compensation.

Role of Executive Officers in Compensation Decisions

The Committee reviews and approves the compensation paid to Ms. Lipson, our President and Chief Executive Officer.  The President and Chief Executive Officer recommends to the Committee the compensation paid to Ms. Silverberg, Executive Vice President and Secretary, and to Mr. Pemble, Chief Financial Officer and Executive Vice President.  Following a review of such recommendations, the Committee approves compensation for such officers in an amount the Committee deems reasonable and appropriate. The salary and bonus of Mr. Low, Vice President, Finance and Controller, is determined by the Chief Financial Officer, subject to the approval of the President and Chief Executive Officer. The equity compensation of all of our executive officers, including Mr. Low, is determined by the Committee based on the recommendations of management.

Management plays a significant role in the compensation-setting process for executive officers by:

●	recommending financial performance metrics for the Company’s annual Executive Management Incentive Program (“EMIP”) based on the Company’s overall business plan and budget as approved by the Board;
●	providing the Committee with quantitative calculations of such awards based on the Company’s operating results;
●	recommending individual non-financial goals under the EMIP, subject to approval by the President and Chief Executive Officer and the Committee;

BACK

●	providing a self-assessment of the extent to which the individual non-financial goals were achieved, which assessment is commented on by the President and Chief Executive Officer;
●	recommending salary levels, bonuses and equity-based awards; and
●	determining the salary and bonus of the Vice President, Finance and Controller.

Management also prepares meeting information for most Committee meetings, and the President and Chief Executive Officer participates in certain Committee meetings at the Committee’s request to provide background information regarding our strategic objectives, evaluation of the performance of the executive officers, and compensation recommendations as to executive officers (other than the President and Chief Executive Officer).

Setting Executive Compensation

The Committee structures executive compensation with an aim to motivate our executive officers to achieve our business goals and reward executive officers for achieving such goals.

In making compensation decisions, the Committee believes that information regarding pay practices at other companies is useful, but not determinative, because the Committee believes that we have no directly comparable peer companies and recognizes that our compensation practices must be competitive in the marketplace in general.

In fiscal 2010, the Committee did not engage a consultant to provide advice regarding compensation matters.  However, the Committee reviewed survey data prepared in March 2009 by a nationally-recognized compensation data service.  The data provided information about cash compensation levels of specified officer positions at comparable size companies in each of the two broad industries in which the Company operates -- (i) general medical and surgical hospitals and (ii) medical and hospital equipment.  The information was provided on an aggregate basis for companies within these industries, without referring to individual companies.  This information was deemed to be only generally applicable, both because the functions of our executive officers do not directly match the specified officer positions reflected in the survey data and because the Company’s operations are not directly comparable to any single industry.  The Company operates in several different healthcare markets in China, primarily (i) providing healthcare services through owned and/or operated hospitals and clinics and (ii) marketing and selling medical capital equipment and other medical products for use in hospitals.  We believe that we are the only foreign-invested, multi-facility hospital network in China. We have not identified any comparable entities having a substantially similar mix of operations and size in China. Although we used the compensation data service described above as an informal guide, we did not numerically or objectively benchmark against any of the data contained therein in any material respect.  The principal use of the service was as a reference to perceived generally comparable positions.  The Committee exercised broad discretion in whether and to what extent (if at all) to use the information from the service.  In making its compensation decisions in fiscal 2010, the Committee also considered other information, such as informally-perceived compensation opportunities available to our employees in the marketplace.

The Committee relies upon its judgment and, when appropriate, management’s judgment, of each individual executive officer in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances stockholder value.  Key factors affecting this judgment include:

●	performance compared to the financial, operational and strategic goals established for the executive, the Company or an applicable operating segment;
●	nature, scope and level of responsibilities of the particular executive;
●	the executive’s contribution to our financial results; and
●	the executive’s effectiveness in leading and/or carrying out our strategic initiatives.

In addition, in fiscal 2010, the Committee considered each executive officer’s current and prior-year salary and bonus, the appropriate balance between incentives for long-term and short-term performance, the compensation paid to the executive officer’s peers, if any, within the Company and the recommendations by the President and Chief Executive Officer as to each other executive officer.

BACK

2010 Executive Compensation Components

For the fiscal year ended March 31, 2010, the principal components of compensation for the executive officers were:

●	base salary;
●	performance-based annual incentive bonus;
●	long-term equity incentive compensation; and
●	perquisites and other personal benefits.

Base Salary

We provide executive officers and other employees with base salary to compensate them for services rendered during the fiscal year.  In setting base salaries, the Committee periodically reviews published compensation survey data for similar size companies.  The base salary for each of the executive officers is guided by the salary levels for perceived comparable positions in the marketplace, as well as the individual’s personal performance and internal alignment considerations.  The relative weight given to each factor varies with each individual at the Committee’s discretion. Our overall anticipated and actual performance and profitability and macro-economic matters, such as cost of living increases, are also factors in determining the base salaries for the executive officers.

In March 2010, the Committee increased the base salaries of each of Ms. Lipson, Ms. Silverberg and Mr. Pemble by 12%, retroactive to January 1, 2010, resulting in annual salaries for Ms. Lipson, Ms. Silverberg and Mr. Pemble of $362,762, $326,486, and $302,400, respectively.  Ms. Lipson’s and Ms. Silverberg’s salaries are denominated in Chinese Renminbi (“RMB”) and have been converted to US dollars (“USD” or “$”) for purposes of this paragraph at the rate of 6.8263 RMB to $1.00, which was the exchange rate on the last day of the fiscal year ended March 31, 2010.

In approving this increase, the Committee considered that since May 1, 2009 Ms. Lipson has served as chief executive officer of the Company’s Healthcare Services division in addition to her service as President and Chief Executive Officer of the Company; that Mr. Pemble has taken on multiple responsibilities, including investor relations, budgeting, tax, and certain operational responsibilities in addition to his responsibility for financial reporting; that Ms. Silverberg has overseen improvements in the performance of the Company’s Medical Products division; and that all three executives played key roles in increasing the Company’s financial performance, particularly in increasing operating income, and in supporting the Company’s strategic initiatives.  The Committee also considered the fact that salaries of these executive officers had not been increased since January 2008.

Mr. Low’s salary was determined by the Chief Financial Officer and approved by the President and Chief Executive Officer.  The factors they considered were Mr. Low’s individual performance, the Company’s performance, and the Committee’s determinations with respect to salary increases for the other executive officers.  Based on these factors, Mr. Low’s base salary was increased by 12%, effective May 1, 2010, resulting in an annual base salary of $227,136.

Performance-Based Annual Incentive Bonus

As in prior years, the Committee established a performance-based annual incentive bonus plan for fiscal 2010, referred to as the Executive Management Incentive Program (“EMIP”).  The executive officers made eligible for the EMIP for fiscal 2010 were Ms. Lipson, Ms. Silverberg and Mr. Pemble.  For fiscal 2010, the Committee determined that annual incentive compensation would be paid entirely in cash, with the amounts contingent on meeting performance goals set by the Committee.

For fiscal 2010, the EMIP was tied to both financial and non-financial performance objectives. The maximum amount payable for achievement of performance goals was 55% of base salary, of which up to 35% of base salary was payable for achievement of financial goals and up to 20% of base salary was payable for achievement of non-financial goals.  The Committee felt that payment at these levels would link a significant portion of each eligible executive’s total cash compensation to Company performance and would position the

BACK

executive’s cash compensation generally within a perceived range for comparable positions at similar size companies when superior performance is achieved.  In addition, the EMIP contemplated that the Committee could grant a discretionary bonus of up to 50% of base salary for extraordinary efforts or achievements during the fiscal year or if the Committee determined that the objective performance goals were not achieved because of events beyond the control of the executives but that the executives nevertheless deserved bonus compensation.

The financial performance objectives utilized in the 2010 EMIP were revenue growth and operating income growth, which were weighted equally.  Because Ms. Lipson’s and Mr. Pemble’s primary responsibilities were for the Company as a whole, their EMIP incentives for financial performance were based on the financial performance of the Company as a whole.  Because Ms. Silverberg’s primary responsibilities were for the Medical Products division, her EMIP incentives for financial performance were based 50% on the performance of the Medical Products division and 50% on the performance of the Company as a whole.  The Committee established a target growth range for each of the financial performance objectives, as follows:

Performance Measure	Target Range

Revenue Growth
Company-wide	14-17%
Medical Products division	13-15%
Operating Income Growth
Company-wide	10-14%
Medical Products division	13-15%

For each of the above two financial performance measures, the executive could earn 15% of base salary if performance was within the target range and 17.5% of base salary if performance was above the target range.  No amount would be payable with respect to a performance measure if performance for that measure was below the target range.  Performance under each financial performance measure was evaluated independent of performance under the other measure, and with respect to Ms. Silverberg, Company and division performance were each evaluated separately.  Thus, performance at target level on each financial performance measure would result in an award of 30% of base salary, while above-target performance on each financial performance measure would result in an award of 35% of base salary.

The non-financial objectives, which were individualized for each executive, included goals relating to completion of specific projects, product development, customer satisfaction, marketing, improving administrative processes, employee development, and implementation of the Company’s strategic plan.  An executive could earn up to 20% of base salary based on achievement of his or her non-financial objectives.  These objectives were stated on a qualitative rather than quantitative basis. The extent of achievement of such objectives was determined by the Committee in its discretion after consideration of each executive’s self-assessment of the extent of achievement of each objective and the evaluations of such assessment by and recommendations of the President and Chief Executive Officer.

After the conclusion of the fiscal year, the Committee determined that Company operating income growth had exceeded the target level, but that neither Company revenue growth nor the Medical Products division targets had been achieved.  In assessing achievement of the financial metrics, the Committee excluded from its calculations, as not reflective of performance during the year, the one-time tax benefit received by the Company during fiscal 2010 in the amount of $5 million.  In addition, the Committee determined the extent to which each executive had achieved his or her non-financial goals.  The Committee did not pay any amount under the discretionary provision of the EMIP.  As a result of the Committee’s determinations, each executive received an EMIP payment as follows:

BACK

Name	% of Base Salary for Financial Objectives	% of Base Salary for Non-Financial Objectives	Total % of Base Salary Paid under EMIP	Amount Paid under EMIP ($)

Roberta Lipson	17.50	18	35.50	114,982	(1)
Elyse Beth Silverberg	8.75	14	22.75	66,287	(1)
Lawrence Pemble	17.50	18	35.50	95,850

(1)
EMIP payments for Ms. Lipson and Ms. Silverberg were established in RMB and converted to USD using an exchange rate of 6.8263 RMB to $1.00, which was the exchange rate on the last day of the fiscal year ended March 31, 2010.

Mr. Low’s bonus was determined by the Chief Financial Officer on a discretionary basis and approved by the President and Chief Executive Officer, primarily based on an assessment of Mr. Low’s success in achieving qualitative performance goals set by the Chief Financial Officer.  These goals generally related to improvements in financial reporting processes and global tax structure.  These goals were chosen because they most closely reflect Mr. Low’s area of responsibility within the Company.  Mr. Low could earn up to 35% of base salary for superior performance on all goals.  Based on his performance, he was awarded a bonus of $50,700, equal to 25% of base salary.

Long-Term Equity Incentive Compensation

The Committee has the authority to make grants of equity to executive officers and other employees under our 2007 Stock Incentive Plan.  Grants of equity compensation are designed to attract and retain key managerial and professional talent, and align the interests of the executive officers with those of our shareholders by providing each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.

In fiscal year 2010, our equity compensation program consisted of grants of stock options (which were made in June 2009) and shares of restricted stock (which were made in September 2009).  The Committee’s decision as to the allocation between the two types of awards was made in light of the number of shares available under the 2007 Stock Incentive Plan and the fact that prior year allocations between stock options and restricted stock had resulted in our executives currently holding more stock options than restricted stock. The stock options were granted at fair market value on the date of grant and have a ten-year term.  The stock options will vest in installments over a three-year period and the restricted stock will vest in installments over a four-year period, in each case subject to continued employment, thus incentivizing the executive officer to remain employed by us during the vesting period.  The awards are subject to accelerated vesting in certain events, as described under “Grants of Plan-Based Awards in Fiscal 2010”.

The Committee set the size of the grants at a level that was intended to create a meaningful opportunity for stock ownership and participation in the increases in our equity value, based upon the individual’s current position, the individual’s personal performance in recent periods, and his or her potential for future responsibility and promotion over the term of the particular grant.  The size of the grants was also determined with reference to equity-based awards made to executive officers by perceived comparable companies, to the extent reasonably determinable.  The Committee also considered that for fiscal 2009 as compared to fiscal 2008, revenue for both of the Company’s divisions and profitability on a consolidated basis showed significant improvement, and that during fiscal 2009 the Company had made significant progress in the achievement of strategic objectives.

Based on these factors, the Committee made the following grants of restricted stock and stock options to our executive officers during fiscal 2010:

BACK

Name	# Shares of Restricted Stock Granted	# Stock Options Granted

Roberta Lipson	25,000	5,000
Elyse Beth Silverberg	20,000	5,000
Lawrence Pemble	20,000	5,000
Robert C. Low	5,000	—

Perquisites and Other Personal Benefits

We provide certain executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

As described below, certain of our executive officers have employment agreements that expressly entitle them to perquisites and other personal benefits.  In particular, each of Ms. Lipson and Mr. Pemble receives an annual tuition allowance, each of Ms. Lipson and Ms. Silverberg receives a monthly housing allowance in connection with their residence in China, and Mr. Pemble receives a monthly allowance relating to remote office expenses.  These executives are also entitled to the use of a Company car or reimbursement for business use of a personal car, and to reimbursement for certain travel expenses.

Employment Agreements

Ms. Lipson, Ms. Silverberg and Mr. Pemble have employment agreements which were entered into on October 31, 2006 and amended in December 2008.  The agreements were intended to ensure that the Company would be able to maintain a continuous, stable and competent executive team.  The Committee believes that the future success of the Company will depend to a significant degree on the skills and competence of these executive officers.  Each employment agreement has a term ending on December 31, 2013.  The employment agreements provide for base salaries which are to be reviewed annually.  Ms. Lipson’s and Ms. Silverberg’s salaries are denominated in Chinese Renminbi (“RMB”).  Their salaries were converted to RMB in 2008 in response to the decline in the value of the U.S. dollar relative to Chinese RMB and in consideration of the fact that because they are living in China, most of their expenses are in Chinese currency. The employment agreements provide for the payment of annual bonus compensation to the executive officer based on the success of business operations and the pre-tax profits of the Company as well as upon the performance of the executive officer, which bonus has been implemented pursuant to the Executive Management Incentive Program.  In addition, the employment agreements provide that the Company may grant stock options and/or other long-term equity incentive compensation to the executive officer, but does not obligate the Company to provide any specified amount or value of equity compensation.  The employment agreements further provide for the payment of annual allowances of up to $90,000 per year for the tuition for minor children of Ms. Lipson and Mr. Pemble, of $5,000 per month for housing expenses of Ms. Lipson and Ms. Silverberg in China, and of $5,000 per month for certain remote office expenses of Mr. Pemble.  The employment agreements also entitle the executives to the use of a Company car or an allowance to reimburse the executive for costs associated with the business use of a personal automobile.  During the years the executives are based in China, they are also entitled to reimbursement for round-trip economy class airfare from China to the executive’s home in the United States for the executive and his or her spouse and children.

Mr. Low has a three-year employment agreement with the Company, entered into November 11, 2008, pursuant to which he serves as Vice President, Finance, and Chief Accounting Officer, reporting to the Chief Financial Officer.  Mr. Low was subsequently given the additional position of Controller.  The employment agreement provides for an annual base salary of $195,000 and, in the Company’s discretion, eligibility to participate in an annual bonus program providing for a potential bonus ranging from 10% to 35% of base salary based upon combined individual, departmental and Company performance.  The employment agreement also provided for a one-time award to Mr. Low of non-qualified options to purchase 6,000 shares of the Company’s Common Stock, expiring ten years from the date of the employment agreement, vesting ratably on each of the first three

BACK

anniversaries of the date of the employment agreement, subject to Mr. Low’s continued employment through the vesting date.

For a description of the provisions of the employment agreements relating to termination of employment, see the section titled “Potential Payments Upon Termination or Change of Control.”

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that such compensation exceeds $1 million per covered officer in any fiscal year.  The limitation applies only to compensation that is not considered to be performance-based.  Non-performance-based compensation paid to the executive officers for the fiscal year ended March 31, 2010 did not exceed the $1 million limit for any executive officer.  The Company’s stock incentive plans have been structured so that awards under these plans may, but need not, qualify as performance-based compensation for purposes of Section 162(m), depending on the terms of the award.  To date, the stock options granted to the executive officers qualified as performance-based, but restricted stock awards and awards under the EMIP have not qualified.

Risk Assessment of Executive Officer Compensation Plans

The Company’s EMIP, which provides annual performance-based incentive compensation to our three most senior executive officers, contains a number of features that discourage our executives from taking unnecessary and excessive risk, including the following:

●
Financial performance targets, although recommended by management based on the Company’s overall business plan and budget, are determined by the Compensation Committee.  Similarly, non-financial performance goals, though recommended by management, are subject to approval by the Committee.

●	The financial performance objectives for fiscal 2010 were equally weighted between revenue growth and operating income growth, thereby providing balanced incentives.

●
The financial performance measures applicable for the President and Chief Executive Officer and the Chief Financial Officer were 100% based on Company-wide performance, and the measures applicable for the Executive Vice President in charge of the Medical Products division was 50% based on Company-wide performance, thereby encouraging the entire management team to make decisions focused on the best long-term interests of the Company as a whole.

●	There is a limit on the amount which can be paid to any executive under the plan, regardless of the amount by which performance exceeds target levels.

●
Although the EMIP for fiscal 2010 did not expressly provide the Compensation Committee with discretion to reduce the amount of annual incentive payable below the amount otherwise earned under the plan formula, it did provide that determination of the extent to which the performance goals were satisfied was in the judgment of the Committee.  The Committee used its judgment to exclude the Company’s one-time tax benefit from the calculation.  The EMIP adopted for fiscal 2011 expressly provides the Committee with discretion to reduce amounts payable under the plan.

While the EMIP rewards achievement of short-term goals, the Company’s grants of equity awards encourage long-term value creation. The equity awards granted in fiscal 2010 provided for vesting in equal installments over a three-year period from the date of grant in the case of stock options, and over a four-year period from the date of grant in the case of restricted stock.

BACK

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management.  Based on the review and discussions, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this report.

RESPECTFULLY SUBMITTED:

THE COMPENSATION COMMITTEE
Julius Y. Oestreicher (Chair)
Carol R. Kaufman
Kenneth A. Nilsson

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are Mr. Oestreicher (Chair), Ms. Kaufman and Mr. Nilsson.  No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

BACK

Summary Compensation Table

Name and Principal Position	Year(1)	Salary(2) ($)	Bonus ($)		Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Roberta Lipson President and Chief Executive Officer	2010 2009 2008	333,498 324,558 266,310	— 32,344 53,262	(7)	331,500 189,900 267,875	42,200 679,425 811,650	114,982 — 93,209	(5)	171,932 128,456 151,821	(6)	994,112 1,354,683 1,644,127
Elyse Beth Silverberg Executive Vice President and Secretary	2010 2009 2008	300,148 292,102 239,679	— 43,664 71,904	(7)	265,200 94,950 188,370	42,200 569,025 740,250	66,287 50,942 33,555	(5) (9)	75,974 71,265 75,381	(8)	749,809 1,121,948 1,349,139
Lawrence Pemble Chief Financial Officer and Executive Vice President	2010 2009 2008	278,100 270,000 236,250	— 27,000 47,250		265,200 126,600 188,370	42,200 569,025 740,250	95,850 — 82,688		80,817 74,368 68,170	(10)	762,167 1,066,993 1,362,978
Robert C. Low(11) Vice President, Finance and Controller	2010 2009	211,900 99,000	50,700 9,750		66,300 —	— 46,080	— —		1,521 2,670	(12)	330,421 157,500

(1)	Fiscal year ended March 31.

(2)
Effective January 1, 2008, Ms. Lipson’s and Ms. Silverberg’s salaries are denominated in RMB and have been converted to USD using an average exchange rate, as follows: for fiscal 2010, 6.83 RMB to $1.00; for fiscal 2009, 6.81 RMB to $1.00; and for the last quarter of fiscal 2008, using an average exchange rate for the quarter of 7.02 RMB to $1.00.

(3)
The amounts in the “Stock Awards” column reflect the grant date fair value of restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures), granted in fiscal years ended March 31, 2010, 2009, and 2008.  This is the total amount the Company would expect to expense in its financial statements over the vesting period for the award.  The grant date fair value of each restricted stock award is the fair market value of the shares on the date of the award.  These awards were granted on September 14, 2009, September 15, 2008, September 11, 2007, and June 29, 2007, on which dates the fair market value per share was $13.26, $10.55, $13.55, and $14.75, respectively.  Each award of restricted shares entitles the holder to payment of cash dividends at the same time as dividends are paid to other shareholders.  Amounts reflected in this column may not correspond to the actual value that will be received by the executive from these awards.

(4)
The amounts in the “Option Awards” column reflect the grant date fair value of stock options, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures), granted in fiscal years ended March 31, 2010, 2009, and 2008.  This is the total amount the Company would expect to expense in its financial statements over the vesting period for the award.  Assumptions made in calculating the grant date fair value for these awards are included in Note 1 to the Company’s financial statements for the fiscal year ended March 31, 2010. Amounts reflected in this column may not correspond to the actual value that will be received by the executive from these awards.  These awards were granted on June 30, 2009, September 29, 2008, September 15, 2008, June 26, 2008, November 27, 2007, and September 11, 2007, and had a grant date per share fair value of the option of $8.44, $7.68, $7.36, $10.57, $13.86, and $9.52, respectively.  The “Option Awards” amounts for 2009 for each of Ms. Lipson, Ms. Silverberg, and Mr. Pemble includes $237,825 with respect to EMIP awards for fiscal 2009 based on the target level of performance as of the date of grant (June 26, 2008).  The award value for each of these executives based on maximum level of performance was $317,100.  The grant date

BACK

fair value of these awards at the level actually vested was zero for Ms. Lipson and Mr. Pemble and was $158,550 for Ms. Silverberg.  The “Option Awards” amounts for 2008 for each of Ms. Lipson, Ms. Silverberg, and Mr. Pemble includes $311,850 with respect to EMIP awards for fiscal 2008 based on the target level of performance as of the service inception date (November 27, 2007).  The award value for each of these executives based on maximum level of performance was $415,800.  The grant date fair value of these awards at the level actually vested was $415,800 for Ms. Lipson and Mr. Pemble and $166,320 for Ms. Silverberg.

(5)
Non-equity incentive for Ms. Lipson and Ms. Silverberg was established in RMB and converted to USD using an exchange rate of 6.8263 RMB to $1.00, which was the exchange rate on the last day of the fiscal year.

(6)
Consists of $87,978 for international tuition expenses for Ms. Lipson’s school aged children, housing allowance of $64,756 for Ms. Lipson’s housing in China, $10,000 reimbursement for home leave travel, $7,354 in matching contributions under the Company’s 401(k) plan and $1,844 for automobile and related expense.

(7)
Discretionary bonus for Ms. Lipson and Ms. Silverberg was established in RMB and converted to USD using an exchange rate of 6.8359 RMB to $1.00, which was the exchange rate on the last day of the fiscal year.

(8)
Consists of housing allowance of $64,756 for Ms. Silverberg’s housing in China, $3,864 reimbursement for home leave travel (reimbursed in RMB and converted to USD using an exchange rate of 6.8263),  and $7,354 in matching contributions under the Company’s 401(k) plan.

(9)	Non-equity incentive was established in RMB and converted to USD using an exchange rate of 6.8359 RMB to $1.00, which was the exchange rate on the last day of the fiscal year.

(10)
Consists of $11,625 for tuition expenses for Mr. Pemble’s children, maintenance of remote office facility expenses of $60,000, $1,794 for life insurance and $7,398 in matching contributions under the Company’s 401(k) plan.

(11)	Mr. Low’s employment began in September 2008.

(12)	Consists of matching contributions under the Company’s 401(k) plan.

BACK

Grants of Plan-Based Awards in Fiscal 2010

The following table provides information about equity awards granted to the named executives in the fiscal year ended March 31, 2010.

					All Other	All Other
					Stock	Option
					Awards:	Awards:
	Estimated Future Payouts				Number of	Number of	Exercise	Grant
	Under Non-Equity Incentive				Shares	Securities	or Base Price	Date
	Plan Awards(2)				of Stock or	Underlying	of Option	Fair
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Units(3) (#)	Options(4) (#)	Awards ($/Sh)	Value(5) ($)

Roberta Lipson	6/30/09					5,000	12.37	42,200
	9/14/09				25,000			331,500
	11/12/09	32,389	129,558	178,142
Elyse Beth Silverberg	6/30/09					5,000	12.37	42,200
	9/14/09				20,000			265,200
	11/12/09	29,150	116,602	160,328
Lawrence Pemble	6/30/09					5,000	12.37	42,200
	9/14/09				20,000			265,200
	11/12/09	27,000	108,000	148,500
Robert C. Low	9/14/09				5,000			66,300

(1)	All equity awards shown in this table were granted under the Company’s 2007 Stock Incentive Plan.

(2)
Amounts shown in “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column reflect performance awards for fiscal 2010 under the Executive Management Incentive Program (“EMIP”).  For fiscal 2010, the entire EMIP award was payable in cash.  Ms. Lipson’s and Ms. Silverberg’s amounts were established in RMB and have been converted to USD using an exchange rate of 6.8263 RMB to $1.00, which was the exchange rate on the last day of the fiscal year.  See the “Compensation Discussion and Analysis” for information with respect to the performance goals under the EMIP for fiscal 2010.  Amounts in the “Threshold” column are the amounts that would have been paid if none of the financial objectives was satisfied but some of the executive’s non-financial objectives were satisfied.

(3)
This column shows the number of shares of restricted stock granted to each named executive in fiscal 2010.  The restricted stock grant dated September 14, 2009 vests as to one-fourth of the shares on each of the first four anniversaries of the date of grant, with full vesting in the event of the executive’s death, disability, termination by the Company without cause, sale of the subsidiary or division employing the executive, or a change of control of the Company.  The employment agreements of Ms. Lipson, Ms. Silverberg and Mr. Pemble provide that their restricted stock awards vest upon a termination of their employment by the Company without cause or by the executive for good reason.

(4)
This column shows the number of stock options granted to each named executive in fiscal 2010.  The stock options vest as to one-third of the shares on each of the first three anniversaries of the date of grant, with full vesting in the event of retirement, death, disability, sale of the subsidiary or division employing the executive, or a change of control of the Company.  The employment agreements of Ms. Lipson, Ms. Silverberg and Mr. Pemble provide that their stock options vest upon a termination of their employment by the Company without cause or by the executive for good reason.

(5)
This column shows the full grant date fair value of each equity award, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures), granted in the fiscal year ended March 31, 2010, which is the total amount the Company would expect to expense in its financial statements over the vesting period for the award.  The grant date fair value of each restricted stock award is the fair market value of the shares on the date of the award.  Assumptions made in calculating the grant date fair value for stock option awards are included in Note 1 to the Company’s financial statements for the fiscal year ended March 31, 2010.  The grant date fair

BACK

value is $8.44 per share for the stock option awards and $13.26 per share for the restricted stock awards granted in fiscal 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information on the holdings of stock options and unvested restricted stock by the named executives as of March 31, 2010.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Roberta Lipson	09/11/2000(1)	145,200	-	1.46	09/11/2010	-	-
	07/08/2005(3)	16,500	-	2.98	07/08/2015	-	-
	02/07/2006(1)	40,500	-	4.36	02/07/2016	-	-
	09/11/2007(4)	26,250	26,250	13.55	09/11/2017	-	-
	09/11/2007(4)	-	-	-	-	8,250	97,433
	11/27/2007(5)	10,000	20,000	19.81	06/17/2018	-	-
	09/15/2008(6)	20,000	40,000	10.55	09/15/2018	-	-
	09/15/2008(6)	-	-	-	-	12,000	141,720
	06/30/2009(6)	-	5,000	12.37	06/30/2019	-	-
	09/14/2009(4)	-	-	-	-	25,000	295,250
	Total	258,450	91,250	-	-	45,250	534,403
Elyse Beth Silverberg	09/11/2000(1)	145,200	-	1.46	09/11/2010	-	-
	04/26/2004(2)	37,500	-	8.33	04/26/2014	-	-
	07/08/2005(3)	16,500	-	2.98	07/08/2015	-	-
	02/07/2006(1)	40,500	-	4.36	02/07/2016	-	-
	09/11/2007(4)	22,500	22,500	13.55	09/11/2017	-	-
	09/11/2007(4)	-	-	-	-	4,500	53,145
	11/27/2007(5)	4,000	8,000	19.81	06/17/2018	-	-
	06/26/2008(7)	-	15,000	15.32	06/26/2018	-	-
	09/15/2008(6)	15,000	30,000	10.55	09/15/2018	-	-
	09/15/2008(6)	-	-	-	-	6,000	70,860
	06/30/2009(6)	-	5,000	12.37	06/30/2019	-	-
	09/14/2009(4)	-	-	-	-	20,000	236,200
	Total	281,200	80,500	-	-	30,500	360,205
Lawrence Pemble	02/07/2006(1)	84,000	-	4.36	02/07/2016	-	-
	09/11/2007(4)	22,500	22,500	13.55	09/11/2017	-	-
	09/11/2007(4)	-	-	-	-	4,500	53,145
	11/27/2007(5)	10,000	20,000	19.81	06/17/2018	-	-
	09/15/2008(6)	15,000	30,000	10.55	09/15/2018	-	-
	09/15/2008(6)	-	-	-	-	8,000	94,480
	06/30/2009(6)	-	5,000	12.37	06/30/2019	-	-
	09/14/2009(4)	-	-	-	-	20,000	236,200
	Total	131,500	77,500	-	-	32,500	383,825
Robert C. Low	09/29/2008(6)	2,000	4,000	10.99	09/29/2018	-	-
	09/14/2009(4)	-	-	-	-	5,000	59,050
	Total	2,000	4,000	-	-	5,000	59,050

(1)	All of these options vested on grant date.

(2)	30,000 options vested on the date of grant and the remaining 7,500 options vested on March 15, 2005.

BACK

(3)	One-third of these options vested on the date of grant and the remaining options vested on February 7, 2006.

(4)	These options and shares vest one-fourth on each of the first four anniversaries of the date of grant.

(5)	These options were granted as part of the fiscal 2008 EMIP and vest one-third each on June 17, 2009, 2010 and 2011.

(6)	These options and shares vest one-third on each of the first three anniversaries of the date of grant.

(7)	These options were granted as part of the fiscal 2009 EMIP and vest one-third each on July 1, 2010, 2011 and 2012.

Option Exercises and Stock Vested in Fiscal 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Roberta Lipson	—	—	12,625	166,790
Elyse Beth Silverberg	—	—	8,250	108,540
Lawrence Pemble	—	—	9,250	121,710
Robert C. Low	—	—	—	—

Potential Payments Upon Termination or Change of Control

The Company has entered into employment agreements with Ms. Lipson, Ms. Silverberg, Mr. Pemble, and Mr. Low.  The agreements with Ms. Lipson, Ms. Silverberg and Mr. Pemble provide that in the event of the executive’s termination by the Company for “cause” or the executive’s voluntary resignation without “good reason,” the executive would only be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, payment of or reimbursement for any unpaid housing allowance or unreimbursed business expenses, air fare, tuition and automobile expenses, payment for unused vacation and any amounts payable under Company benefit plans or policies.  Under the agreements, “cause” means willful misconduct or gross negligence, dishonesty or misappropriation of assets, certain absences from work, unauthorized disclosure of confidential or proprietary information under certain circumstances, a conviction for certain crimes or a violation of certain laws, or the failure to attempt to perform the executive’s duties, most of which events are subject to opportunities to cure.

The agreements also provide that in the event of the executive’s termination by the Company without “cause” or by the executive for “good reason,” the executive would be entitled to all of the above amounts and benefits plus (i) a lump sum payment equal to three times the sum of the ensuing year’s salary plus the prior year’s bonus plus the annual housing allowance; (ii) a pro rated portion of the current year’s bonus (provided, however, that in the event of the executive’s termination following a change of control event, the pro-rated bonus is instead based on the greater of the executive’s average bonus for the two prior years or 30% of salary); (iii) continuation of specified medical benefits for life (unless the executive reaches the age of 65, or becomes eligible for Medicare or corresponding benefits with a new employer); (iv) an annuity policy which will provide the executive with payments of $500 per month from the date the executive reaches the age of 65 until his or her death that the executive can use to purchase supplemental health insurance; (v) vesting of all equity awards; and (vi) continuation of any tuition reimbursements for the remainder of the calendar year in which termination occurred plus three additional years.  The executive is also entitled to a tax gross-up to the extent amounts payable to the executive in connection with a change of control event are subject to excise tax.  Under the employment agreements, “good reason” means any reduction in the executive’s authority, duties or responsibilities; an adverse change in the executive’s position, title

BACK

or reporting responsibility (except for changes solely by virtue of the Company being acquired by another entity); the assignment of duties to the executive that are inconsistent with his or her position and status; a reduction in the executive’s annual salary or bonus opportunity; the failure to cure a material breach of the executive’s employment agreement by the Company; or relocation of the executive without his or her consent, all but the last of which events are subject to an opportunity to cure.

The agreements also provide that the executive’s employment terminates automatically upon the executive’s death and may be terminated by the Company in the event of the executive becoming disabled.  For purposes of the agreements, “disability” is defined as physical or mental incapacity of a nature which prevents the executive, in the good faith judgment of the Company’s Board of Directors, from performing his or her duties under the agreement for a period of 180 consecutive days or 270 days during any year.  In the event of death or disability, the executive would only be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, reimbursement for business expenses, payment for unused vacation, any amounts payable under Company benefit plans or policies, and a pro rata portion of the current year’s bonus (based on the greater of the executive’s average bonus for the two prior years or 30% of salary).  In addition, the agreements require the Company to provide each executive with a life insurance policy having a benefit payable upon death equal to three times the executive’s salary.

The agreements also provide that the executive’s employment would terminate immediately and automatically upon the expiration of the term of the agreement (December 31, 2013).  The executive would be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, reimbursement for business expenses, payment for unused vacation, any amounts payable under Company benefit plans or policies, and a pro rata portion of the current year’s bonus; provided, however, that if the executive’s employment was terminated at the expiration of the term and the Company had not previously offered to renew the employment agreement on commercially reasonable terms, then the Company would also pay or provide (i) group life, disability, sickness, hospitalization and accident insurance benefits equivalent to those to which the executive would have been entitled if he or she continued working for the Company for an additional twelve month period, and (ii) the annual salary to the same extent to which the executive would have been entitled if he or she continued working for the Company for an additional twelve month period.

The employment agreements have non-competition, confidentiality and non-solicitation provisions.  The non-competition provision states that the executive officer will not compete with the Company through the end of one year after cessation of employment, with certain exceptions.  The confidentiality provision states that the executive officer will maintain the confidential information of the Company in confidence during and after employment, with certain exceptions.  The non-solicitation provision states that, for one year after cessation of employment, the executive officer will not solicit for employment or hire any person who was employed by the Company during the term of such person’s employment, with certain exceptions.

Mr. Low’s employment agreement is for a three-year term.  It provides that in the event his employment is terminated by the Company without “cause” he would be entitled to earned but unpaid salary and any amounts payable under Company benefit plans and policies plus continued payment of his base salary for a period of (i) three months, if such termination occurs prior to November 11, 2009 (the first anniversary of the agreement), or (ii) six months if termination occurs thereafter.  In the event of any other termination of employment, he would only be entitled to earned but unpaid salary and any amounts payable under Company benefit plans and policies.  For purposes of Mr. Low’s employment agreement, “cause” means willful misconduct or gross negligence; dishonesty or misappropriation of assets; certain absences from work; unauthorized disclosure of confidential or proprietary information under certain circumstances; conviction of certain crimes or violation of certain laws; willful or grossly negligent violation of the Company’s policies and procedures or of reasonable and appropriate directions from senior management; and unsatisfactory performance not remedied within 30 days of notice.  Mr. Low’s agreement contains non-competition, confidentiality and non-solicitation provisions.

The restricted stock awards granted to the executive officers generally become fully vested upon the executive’s death or disability, upon a change in control of the Company or a sale of the subsidiary or division employing the executive, or upon a termination of the executive’s employment by the Company without “cause.”  The stock option awards granted to the executive officers generally become fully vested upon the executive’s retirement, death or disability, or upon a change in control of the Company or a sale of the subsidiary or division

BACK

employing the executive.  In addition, pursuant to their employment agreements, the equity awards of Ms. Lipson, Ms. Silverberg, and Mr. Pemble become fully vested upon a termination of the executive’s employment by the Company without “cause” or by the executive for “good reason.”  The stock option awards generally provide that options terminate immediately upon a termination for “cause,” 90 days after voluntary resignation or resignation for “good reason”, six months after termination of the executive’s employment by the Company without “cause,” two years after termination due to retirement, death, or disability, and one year after a termination of employment following a change in control.

The following table provides an estimate of the potential payments and benefits that each of the named executives would be entitled to receive upon termination of employment under various circumstances and upon a change of control.  In each case, the table assumes the executive’s termination or the change of control occurred on March 31, 2010.  The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as from the exercise of previously vested stock options (which amount can be calculated from the “Outstanding Equity Awards at 2010 Fiscal Year-End” table).  The table also does not include benefits that are provided on a non-discriminatory basis to salaried employees generally, including amounts payable under the Company’s 401(k) Plan.

		Cash Severance Payment ($)		Continuation of Medical / Welfare Benefits ($)		Accelerated Vesting of Equity Awards ($)(1)	Continued Tuition Allowance ($)		Tax Gross- up ($)	Total Termination Benefits ($)
Roberta Lipson
●	Voluntary Resignation or Termination for Cause	114,982	(2)	—		—	—		—	114,982
●	Death or Disability	97,168	(3)	—		584,817	—		—	681,985
●	Retirement	114,982	(2)	—		50,403	—		—	165,385
●	Termination Without Cause or for Good Reason	1,728,215		286,593	(4)	584,817	337,500	(5)	—	2,937,125
●	Change of Control	—		—		584,817	—		—	584,817
●	Sale of Subsidiary or Division Employing Executive	—		—		584,817	—		—	584,817
●	Termination Without Cause or for Good Reason after Change of Control	1,475,532		286,593	(4)	584,817	337,500	(5)	1,069,198	3,753,640
●	Failure to Renew	477,744		16,332		—	—		—	494,076

BACK

		Cash Severance Payment ($)		Continuation of Medical / Welfare Benefits ($)		Accelerated Vesting of Equity Awards ($)(1)	Continued Tuition Allowance ($)		Tax Gross- up ($)	Total Termination Benefits ($)
Elyse Beth Silverberg
●	Voluntary Resignation or Termination for Cause	66,287	(2)	—		—	—		—	66,287
●	Death or Disability	100,032	(3)	—		398,019	—		—	498,051
●	Retirement	66,287	(2)	—		37,803	—		—	104,090
●	Termination Without Cause or for Good Reason	1,424,605		326,239	(4)	398,019			—	2,148,863
●	Change of Control	—		—		398,019	—		—	398,019
●	Sale of Subsidiary or Division Employing Executive	—		—		398,019	—		—	398,019
●	Termination Without Cause or for Good Reason after Change of Control	1,449,213		326,239	(4)	398,019			820,823	2,994,294
●	Failure to Renew	392,773		16,332		—	—		—	409,105
Lawrence Pemble
●	Voluntary Resignation or Termination for Cause	95,850	(2)	—		—	—		—	95,850
●	Death or Disability	81,000	(3)	—		421,639	—		—	502,639
●	Retirement	95,850	(2)	—		37,803	—		—	133,653
●	Termination Without Cause or for Good Reason	1,470,600		363,497	(4)	421,639	337,500	(5)	—	2,593,236
●	Change of Control	—		—		421,639	—		—	421,639
●	Sale of Subsidiary or Division Employing Executive	—		—		421,639	—		—	421,639
●	Termination Without Cause or for Good Reason after Change of Control	1,260,000		363,497	(4)	421,639	337,500	(5)	1,173,174	3,555,810
●	Failure to Renew	398,250		18,957		—	—		—	417,207

BACK

		Cash Severance Payment ($)	Continuation of Medical / Welfare Benefits ($)	Accelerated Vesting of Equity Awards ($)(1)	Continued Tuition Allowance ($)	Tax Gross- up ($)	Total Termination Benefits ($)
Robert C. Low
●	Voluntary Resignation or Termination for Cause	—	—	—	—	—	—
●	Death or Disability	—	—	62,331	—	—	62,331
●	Retirement	—	—	3,281	—	—	3,281
●	Termination Without Cause	101,400	—	59,050	—	—	160,450
●	Change of Control	—	—	62,331	—	—	62,331
●	Sale of Subsidiary or Division Employing Executive	—	—	59,050	—	—	59,050
●	Termination Without Cause after Change of Control	101,400	—	62,331	—	—	163,731
●	Failure to Renew	—	—	—	—	—	—

(1)
Reflects the value of restricted stock and the option spread of stock options whose vesting is accelerated, in each case based on the closing price of the Chindex common stock on March 31, 2010 ($11.81 per share).

(2)	Reflects earned but unpaid bonus for fiscal 2010.

(3)	Amount paid in lieu of earned but unpaid bonus for fiscal 2010.

(4)	Calculated using an assumed life expectancy of 85 years and an annual inflation rate of 3%.

(5)	Calculated using the maximum benefit allowed under employment agreement. Actual usage has been lower.

Board Compensation

Directors who are also employees of the Company are not separately compensated for their services as directors.

Cash Compensation to Board Members.  Each director who is not an employee of the Company is paid for serving on the Board of Directors.  During the fiscal year ended March 31, 2010, the cash director fees consisted of an annual retainer of $10,000 and an additional $2,500 for each meeting of the Company’s stockholders attended, $1,000 for each meeting of the Board of Directors attended (in person or by telephone), and $750 for each meeting of a Board committee attended (in person or by telephone).

In June 2010, the fee schedule was revised to provide for an annual retainer of $10,000 and an additional $2,500 for each meeting of the Company’s stockholders, the Board, or a Board committee attended in person; $1,000 for each meeting of the Board attended by telephone; and $750 for each meeting of a Board committee attended by telephone. If more than one meeting is held on the same day, meeting fees will be paid for only a single meeting.  At the discretion of the Governance and Nominating Committee, additional fees may be paid for meetings that last more than one day.

BACK

Equity Compensation to Board Members.  The Company grants equity awards to its outside directors on an annual basis.  During fiscal 2010, each outside director was granted 9,000 shares of restricted stock for service on the Board and an additional 3,000 shares of restricted stock for service as chair of the Board or of a Board committee.  These shares vest ratably on the six-month and one-year anniversaries of the date of grant.

Other.  Board members are reimbursed for reasonable expenses in attending meetings of the Board of Directors and for expenses incurred in connection with their complying with our corporate governance policies.  During fiscal 2010, the Company also paid for hotel accommodations, group meals, ground transportation, and airfare for a director’s spouse or partner who accompanied the director to a Board or shareholder meeting.  In June 2010 the Board revised this policy so that the Company will no longer pay airfare for spouses or partners of directors.  The Company also provides directors’ and officers’ liability insurance for our directors and has entered into indemnity agreements with them.

Non-management Directors’ Compensation for Fiscal 2010.  The following table shows the compensation received by each of our non-employee directors for the fiscal year ended March 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards ($)	Total ($)

Holli Harris	20,250	159,120	—	179,370

Carol R. Kaufman	24,750	119,340	—	144,090

Kenneth A. Nilsson	25,500	198,900	—	224,400

Julius Y. Oestreicher	25,500	159,120	—	184,620

(1)
The amounts in the “Stock Awards” column reflect the grant date fair value of restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures).  These awards were granted on September 14, 2009, on which date the fair market value per share was $13.26.

(2)
At March 31, 2010, the number of unvested shares of restricted stock held by the non-employee directors was as follows:  Ms. Harris, 6,000; Ms. Kaufman, 4,500; Mr. Nilsson, 7,500; and Mr. Oestreicher, 6,000.  At March 31, 2010, the number of vested stock options held by the non-employee directors was as follows:  Ms. Harris, 22,500; Ms. Kaufman, none; Mr. Nilsson, none; and Mr. Oestreicher, 129,720.  At March 31, 2010, there were no unvested stock options held by the non-employee directors.

BACK

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Meeting other than the items referred to above.  If any other matter is properly brought before the Meeting for action by stockholders, Proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the Proxy holder.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.  We will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered.  You can notify us by sending a written request to Chindex International, Inc., Investor Relations, 4340 East West Highway, Suite 1100, Bethesda, MD 20814 or call us at (301) 215-7777 if (i) you wish to receive a separate copy of an annual report or proxy statement for this meeting; (ii) you would like to receive separate copies of those materials for future meetings; or (iii) you are sharing an address and you wish to request delivery of a single copy of annual reports or proxy statements if you are now receiving multiple copies of annual reports or proxy statements.

The Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Most stockholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, which are summarized below:

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered to be the STOCKHOLDER OF RECORD of those shares and these proxy materials are being sent directly to you by Chindex.  As the STOCKHOLDER OF RECORD, you have the right to vote by Proxy or to vote in person at the Meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the BENEFICIAL OWNER of shares held IN STREET NAME, and these proxy materials are being forwarded to you by your broker or bank, which is considered to be the STOCKHOLDER OF RECORD of those shares.  As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Meeting.  If you wish to vote these shares at the Meeting, you must contact your bank or broker for instructions as to how to do so.  Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares for you.

Advance Notice Procedures

Under our bylaws, no business may be presented by any stockholder before an annual meeting unless it is properly presented before the meeting by or on behalf of a stockholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the bylaws about the stockholder and the

BACK

proposed action) at least 60 days prior to the anniversary date of the preceding year’s annual meeting - that is, with respect to the 2011 annual meeting, by July 30, 2011.  These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

Stockholder Proposals for the 2011 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2011 may do so by following the procedures prescribed in SEC Rule 14a-8.  To be eligible for inclusion, stockholder proposals must be received by the Company’s Secretary no later than April 21, 2011.  Proposals should be sent to Secretary, Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, MD 20814.

Financial Materials

STOCKHOLDERS MAY REQUEST FREE COPIES OF OUR FINANCIAL MATERIALS (ANNUAL REPORT, FORM 10-K AND PROXY STATEMENTS) FROM CHINDEX INTERNATIONAL, INC., 4340 EAST WEST HIGHWAY, SUITE 1100, BETHESDA, MD 20814, ATTENTION: SECRETARY.  THESE MATERIALS MAY ALSO BE ACCESSED ON OUR WEB SITE AT www.chindex.com.

Stockholder List

A list of registered stockholders on the record date for the Meeting (the “List”) will be available for inspection from September 30, 2010 through the Meeting at the offices of the Company, at 4340 East West Highway, Suite 1100, Bethesda, MD 20814.  The List will be available at the Meeting and may be inspected by any stockholder who is present.

Proxies

All stockholders are urged to fill in their choices with respect to the matters to be voted on, sign and promptly return the enclosed form of Proxy.

By Order of the Board of Directors,

ELYSE BETH SILVERBERG Secretary

October [●], 2010

BACK

PROXY CARD

PROXY	PROXY

CHINDEX INTERNATIONAL, INC.

(Solicited on behalf of the Board of Directors)

The undersigned holder of Common Stock or Class B Common Stock, as the case may be, of CHINDEX INTERNATIONAL, INC. (the “Company”), revoking all proxies heretofore given, hereby constitute and appoint Lawrence Pemble and Robert Low and each of them, Proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned’s shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Special Meeting of Stockholders of the Company, to be held at the offices of the Company at 4340 East West Highway, Suite 1100, Bethesda, Maryland 20814, on Wednesday, November 17, 2010 at 10:00 a.m., local time, and at any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Proxies on any other matter that may come before the meeting.  Where no choice is specified, this Proxy will be voted FOR the proposals set forth on the reverse side.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

BACK

The Board of Directors Recommends
a vote FOR Proposals 1 and 2

1.	Proposal 1 --To approve the Fosun Transaction.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Proposal 2 --To approve the amendment to the 2007 Stock Incentive Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

The shares represented by this proxy will be voted in the manner directed.  In the absence of any direction, the shares will be voted FOR Proposal 1 and Proposal 2 and in accordance with the discretion of the Proxies on such other matters as may properly come before the meeting.

Dated: __________________________________________________
________________________________________________________
________________________________________________________
Signature(s)

(Signature(s) should conform to names as registered.  For jointly owned shares, each owner should sign.  When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.)

PLEASE MARK AND SIGN ABOVE AND RETURN PROMPTLY